Exhibit 2.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “WAVERLY LABS INC.”, FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF NOVEMBER, A.D. 2017, AT 5:04 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE SUSSEX COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

5553747 8100 SR# 20177132040	Authentication: 203588151 Date: 11-16-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware

Secretary of State

Division of Corporations

Delivered 05:04 PM 11/16/2017

FILED 05:04 PM 11/16/2017

SR 20177132040 – File Number 5553747

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WAVERLY LABS INC.

Waverly Labs Inc., a corporation organized and exiting under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1.       The name of this corporation is Waverly Labs Inc., and this corporation was originally incorporated pursuant to the General Corporation Law on June 16, 2014, under the name Waverly Labs Inc.

2.       This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 and, with respect to the stockholders of this corporation, Section 228 of the General Corporation Law, and restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

3.       The text of the Certificate of Incorporation of this corporation is amended and restated to read as follows:

FIRST: The name of this corporation is Waverly Labs Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 16192 Coastal Highway, City of Lewes, County of Sussex, 19958. The name of its registered agent at that address is Harvard Business Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 10,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”), of which (a) 3,911,569 are designated as Series A Common Stock, par value $0.0001 per share (“Series A Common Stock”), (b) 1,803,818 are designated as Series B Common Stock, par value $0.0001 per share (“Series B Common Stock”), and (c) 4,284,613 are designated as Series C Common Stock, par value $0.0001 per share (“Series C Common Stock”).

The rights, preferences, powers, privileges, and the restrictions, qualifications and limitations of the Series B Common Stock and Series C Common Stock are identical with those of the Series A Common Stock other than in respect of voting and information rights as set forth herein, and for all purposes under this Certificate of Incorporation, the shares of Common Stock shall together constitute a single class of capital stock of the Corporation.

A.       Voting Rights.

1.       General, Except as otherwise required by law or this Certificate of Incorporation, at all meetings of stockholders and pursuant to all written actions in lieu of meetings (a) the holders of Series A Common Stock are entitled to ten votes for each share of Series A Common Stock, (b) the holder of Series B Common Stock are entitled to one vote for each of share of Series B Common Stock, and (c) the holder of Series C Common Stock have no voting rights. The number of authorized shares of Series A Common Stock, Series B Common Stock or Series C Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more other series of Common Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

2.       Required Vote. To the fullest extent permitted by law, with respect to any matter on which the holders of Series C Common Stock are entitled to vote by law, the holders of Series C Common Stock shall vote all shares of Series C Common Stock in the same manner as a majority in voting power of the shares of Series A Common Stock vote their shares on such matter.

B.       Information Rights. To the fullest extent not prohibit by law, holders of Series C Common Stock shall not be entitled to inspect or make copies and extracts from the Corporation’s stock ledger, a list of its stockholders, or its other books and records, and the books and records of subsidiaries of the Corporation, if any, in the manner provided in Section 220 of the General Corporation Law.

FIFTH: Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH: Subject to any additional vote required by this Certificate of Incorporation or the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws.

SEVENTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH: Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the Bylaws, or (iv) any action or proceeding asserting a claim governed by the internal affairs doctrine.

* * *

IN WITNESS WHEREOF, Waverly Labs Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of this corporation on this 14 day of November, 2017.

/s/ G.Andrew Ochoa
Name: G. Andrew Ochoa
Title: Chief Executive Officer